Exhibit 4.4

DANAHER CORPORATION
AND
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

FOURTH SUPPLEMENTAL INDENTURE
2.600% Senior Notes Due 2050
Dated as of October 6, 2020

THIS FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of October 6, 2020, is between DANAHER CORPORATION, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association duly organized and existing under the laws of the United States of America, as Trustee (the “Trustee”).
RECITALS
WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture (the “Initial Base Indenture”), dated as of December 11, 2007, between the Company and the Trustee, as amended by a Second Supplemental Indenture (the “Second Supplemental Indenture”), dated as of July 1, 2019, between the Company and the Trustee, and as further amended by a Third Supplemental Indenture (the “Third Supplemental Indenture”), dated as of March 30, 2020, between the Company and the Trustee (the Initial Base Indenture, as so amended and supplemented by the Second Supplemental Indenture and the Third Supplemental Indenture, collectively the “Base Indenture,” and the Base Indenture, together with this Fourth Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of series of the Company’s Securities;
WHEREAS, Section 901(5) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to add to, change or eliminate any of the provisions of the Base Indenture in respect to one or more series of Securities, provided that any such addition, change or elimination (A) shall neither (i) apply to any Security or series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision or (B) shall become effective only when there is no such Security Outstanding;
WHEREAS, Section 901(7) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the forms or terms of Securities of any series as permitted by Section 201 or Section 301 of the Base Indenture;
WHEREAS, pursuant to Section 301 of the Base Indenture, the Company wishes to provide for the issuance of a new series of Securities to be known as its 2.600% Senior Notes due 2050 (the “Notes”). The form of the Notes and the terms, provisions and conditions thereof shall be as set forth in this Fourth Supplemental Indenture; and
WHEREAS, the Company has requested that the Trustee execute and deliver this Fourth Supplemental Indenture, and all requirements necessary to make this Fourth Supplemental Indenture a valid and binding instrument enforceable in accordance with its terms, and to make the Notes, when executed and delivered by the Company and authenticated by the Trustee, the valid, binding and enforceable obligations of the Company have been done and performed, and the execution and delivery of this Fourth Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01    Relation to Base Indenture. This Fourth Supplemental Indenture constitutes an integral part of the Base Indenture.
Section 1.02    Definition of Terms. For all purposes of this Fourth Supplemental Indenture:
(a)capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture;
(b)a term defined anywhere in this Fourth Supplemental Indenture has the same meaning throughout and, to the extent any such term conflicts with a corresponding term defined in the Base Indenture or is otherwise set forth both in this Fourth Supplemental Indenture and in the Base Indenture, such term as defined in this Fourth Supplemental Indenture shall supersede the corresponding term defined in the Base Indenture with respect to the Notes;
(c)the singular includes the plural and vice versa;
(d)headings are for convenience of reference only and do not affect interpretation; and
(e)the following terms have the meanings given to them in this Section 1.02(e):
“Business Day” means any day other than a Saturday or Sunday, which is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.
“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is defined in Section 13(d)(3) of the Exchange Act) (other than (a) the Company or one of its Subsidiaries, (b) any employee benefit plan of such Person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (c) Steven M. Rales and Mitchell P. Rales) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s Subsidiaries, taken as a whole, to any “person” (as that term is defined in Section 13(d)(3) of the Exchange Act) (other than the Company or one of its Subsidiaries). Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.
“Change of Control Offer” shall have the meaning set forth in Section 3.02.
“Change of Control Payment” shall have the meaning set forth in Section 3.02.
“Change of Control Payment Date” shall have the meaning set forth in Section 3.02.
“Change of Control Triggering Event,” means the occurrence of both a Change of Control and a Rating Event. No Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes (assuming that the Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.
“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.
“Depositary” means The Depository Trust Company or such successor selected or approved by the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Global Note” shall have the meaning set forth in Section 2.04.
“Interest Payment Date” shall have the meaning set forth in Section 2.05(b).
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P; and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Company.
“Issue Date” means October 6, 2020.

“Maturity Date” shall have the meaning set forth in Section 2.02.
“Moody’s” means Moody’s Investors Service Inc., and any successor to its rating agency business.
“Par Call Date” means April 1, 2050.
“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.
“Person” has the meaning set forth in the Base Indenture and includes a “person” or “group” as these terms are used in Section 13(d)(3) of the Exchange Act.
“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a Board Resolution of the Company) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.
“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).
“Record Date” means March 16 or September 15, whether or not a Business Day, immediately preceding the related Interest Payment Date, which constitutes a Regular Record Date for purposes of the Base Indenture.
“Redemption Date” means, with respect to any redemption of the Notes, the date fixed for such redemption pursuant to the Indenture and the Notes.
“Reference Treasury Dealer” means (i) BofA Securities, Inc., Barclays Capital Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), the Company

will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Company.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such Redemption Date.
“Remaining Scheduled Payments” means the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date (assuming that the Notes matured on the Par Call Date) but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to the Notes, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such Redemption Date.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.
“Subsidiary” of any specified Person means any corporation or other entity (including, without limitation, partnerships, joint ventures and associations) of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation or other entity (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person, or by one or more Subsidiaries, or by such Person and one or more other Subsidiaries.
“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity (or interpolated yield to maturity on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such Redemption Date.
“Voting Stock” means, with respect to any specified Person as of any date, the capital stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors or similar governing body of such Person.
The terms “Company,” “Initial Base Indenture,” “Base Indenture,” “Second Supplemental Indenture,” “Third Supplemental Indenture,” “Indenture,” “Notes” and “Trustee” shall have the respective meanings set forth in the recitals to this Fourth Supplemental Indenture and the paragraph preceding such recitals.

ARTICLE 2
GENERAL TERMS AND CONDITIONS OF THE NOTES
Section 2.01    Designation and Principal Amount. The Notes may be issued from time to time upon written order of the Company for the authentication and delivery of such Notes pursuant to Section 303 of the Base Indenture. There is hereby authorized a series of Securities designated as the 2.600% Senior Notes due 2050, limited in initial aggregate principal amount to $1,000,000,000 (except upon registration of transfer of, or in exchange for, or in lieu of, other Securities pursuant to Sections 304, 305, 306, 906 or 1107 of the Base Indenture).
The Company may create and issue additional Notes having the same terms and conditions as the Notes in all respects (or in all respects except for the Issue Date, issue price and, to the extent applicable, the payment of interest accruing prior to the Issue Date of such additional Notes or the first payment of interest following the Issue Date), so that such additional Notes will be consolidated and form a single series with the initial Notes and will have the same terms as to status, redemption or otherwise as the original Notes, provided that if such additional Notes are not fungible with the original Notes for U.S. federal income tax purposes, such additional Notes will have separate CUSIP and ISIN numbers.
Section 2.02    Maturity. The date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest, is October 1, 2050 (the “Maturity Date”).
Section 2.03    Form, Payment and Appointment. Except as provided in Section 2.04, the Notes shall be issued in fully registered, certificated form. Principal of and interest on the Notes will be payable, the transfer of the Notes will be registrable, and the Notes will be exchangeable for Notes of a like aggregate principal amount, at the office or agency of the Company maintained for such purpose located at 240 Greenwich Street, New York, New York 10286, which shall initially be the corporate trust office of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Security register or by wire transfer to an account appropriately designated by the Person entitled to payment; provided, that the Paying Agent shall have received written notice of such account designation at least five (5) Business Days prior to the date of such payment (subject to surrender of the relevant Note in the case of a payment of interest on a Redemption Date or the Maturity Date).
No service charge shall be made for any registration of transfer or exchange of the Notes, but the Company may require payment from the applicable Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.
The Security Registrar and Paying Agent for the Notes shall initially be the Trustee.
The Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The specified currency of the Notes shall be U.S. Dollars.
Section 2.04    Global Notes. The Notes shall be issued initially in the form of a permanent Global Security in registered form (each, a “Global Note”), deposited with the Depositary. Unless and until such Global Note is exchanged for Notes in certificated form, such Global Note may be transferred, in whole but not in part, and any payments on the Notes shall be made to the Paying Agent, which in turn shall make payment with respect to the Notes to the Depositary or a nominee of the Depositary.
Section 2.05    Interest on the Notes. (a)     Interest payable on any Interest Payment Date, Maturity Date or Redemption Date, shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the Issue Date, if no interest has previously been paid or duly provided for) to, but excluding, such Interest Payment Date, Maturity Date or, if applicable, Redemption Date, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.
(b)The Notes will bear interest at the rate of 2.600% per year. Interest on the Notes shall be payable semi-annually in arrears on April 1 and October 1 of each year (each, an “Interest Payment Date”), commencing April 1, 2021, in each case to the Persons in whose names such Notes are registered at the close of business on the Record Date for such Interest Payment Date, except as provided in Section 2.06.
Section 2.06    Payment on a Day other than a Business Day. In the event that any Interest Payment Date with respect to the Notes or the Maturity Date or a Redemption Date for the Notes falls on a day that is not a Business Day, then the related payments of principal, premium, if any, and interest shall be made on the next succeeding day that is a Business Day (and no additional interest will accrue or otherwise accumulate on the amount payable for the period from and after such Interest Payment Date, Maturity Date or Redemption Date, as applicable). Interest due on the Maturity Date or a Redemption Date (in each case, whether or not an Interest Payment Date) of any Notes will be paid to the Person to whom principal of such Notes is payable.
Section 2.07    No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.
ARTICLE 3
REDEMPTION OF THE NOTES
Section 3.01    Optional Redemption by Company. (a) At any time and from time to time prior to the Par Call Date, the Company has the right, at its option, to redeem the Notes, in whole or in part, at a redemption price equal to the greater of:
(i)100% of the principal amount of the Notes to be redeemed, and
(ii)the sum of the present values of the Remaining Scheduled Payments on such Notes to be redeemed (not including any portion of the payments of interest that will be accrued and unpaid to and including the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 20 basis points, plus, in each case, accrued and unpaid interest, if any, on the principal amount of the Notes being redeemed to, but excluding, the Redemption Date.

(b)On or after the Par Call Date, the Company has the right, at its option, to redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount of the Notes being redeemed to, but excluding, the Redemption Date.
(c)The Company will cause the notice of any redemption to be mailed (or sent electronically in accordance with applicable Depositary procedures) to the registered Holders of the applicable Notes to be redeemed not less than 10 nor more than 60 days prior to the Redemption Date. Any notice may, at the discretion of the Company be subject to the satisfaction or waiver of one or more conditions precedent. In that case, the notice shall state the nature of such condition precedent. If the Notes are only partially redeemed pursuant to this Section 3.01, such Notes to be redeemed will be selected by the Trustee in such manner as in its sole discretion it shall deem appropriate and fair, subject to any applicable Depositary procedures. The price for any redemption pursuant to this Section 3.01 shall be paid prior to 12:00 noon, New York City time, on the applicable Redemption Date or at such later time as is then permitted by the rules of the Depositary applicable to the Notes (if then registered as Global Notes); provided, that the Company shall deposit with the Trustee or the Paying Agent an amount sufficient to pay the applicable redemption price by 10:00 a.m., New York City time, on the date such redemption price is to be paid.
(d)If money sufficient to pay the redemption price of all of the Notes (or a portion thereof) to be redeemed on the applicable Redemption Date is deposited with the Trustee or the Paying Agent on or before such Redemption Date as provided herein, then on and after such Redemption Date, interest will cease to accrue on such Notes called for redemption.
(e)Neither the Trustee nor any Paying Agent shall have any obligation to calculate any redemption price or any component thereof in respect of the Notes, and the Trustee and each Paying Agent shall be entitled to receive and conclusively rely upon an Officer’s Certificate delivered by the Company that specifies any redemption price.
Section 3.02    Change of Control Triggering Event. (a) If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes in full as described in Section 3.01, Holders of the Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Notes. In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to the date of the consummation of any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company will be required to mail a notice to Holders of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in such notice. The notice shall, if mailed prior to the date of the consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. The Company must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.02 or the Change of Control Triggering Event provisions of the Notes by virtue of such conflicts.
(b)On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:
(i)accept for payment all Notes, or portions of such Notes, properly tendered pursuant to the Change of Control Offer;
(ii)deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes, or portions of such Notes, properly tendered; and
(iii)deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of such Notes, or portions of such Notes, being repurchased.
(c)The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each such Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will not be required to make an offer to repurchase Notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.
(d)The Trustee shall not be responsible for determining whether a Change of Control Triggering Event or any component thereof has occurred or is continuing.
ARTICLE 4
FORM OF NOTES
Section 4.01    Form of Notes. The Notes and the Trustee’s Certificates of Authentication to be endorsed thereon are to be substantially in the form attached as Exhibit A hereto, in each case with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by his or her execution thereof.
ARTICLE 5
ORIGINAL ISSUE OF NOTES
Section 5.01    Original Issue of Notes. The Notes having an initial aggregate principal amount of $1,000,000,000 may from time to time, upon execution of this Fourth Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company pursuant to Section 303 of the Base Indenture without any further action by the Company (other than as required by the Base Indenture).
ARTICLE 6
COVENANTS
In addition to the covenants set forth in Article 10 of the Base Indenture, the Notes shall include the following additional covenants, and such additional covenants shall be subject to covenant defeasance pursuant to Section 1303 of the Base Indenture.
Section 6.01    Further Instruments and Acts. The Company shall execute and deliver to the Trustee such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of the Indenture.
ARTICLE 7
SUPPLEMENTAL INDENTURES
Section 7.01    Supplemental Indentures with Consent of Holders of Notes. As set forth in Section 902 of the Base Indenture, with the consent of the Holders of a majority in the aggregate principal amount of Securities affected by such supplemental indenture at the time Outstanding, the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental to the Base Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Base Indenture or this Fourth Supplemental Indenture or of modifying in any manner the rights of the Holders of the Securities.
Section 7.02    Additional Provisions. In addition to the provisions set forth in Section 901 of the Base Indenture, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:
(a)to conform this Fourth Supplemental Indenture to the description of the Notes set forth in the Company’s prospectus supplement, dated September 29, 2020, and the accompanying prospectus, dated July 9, 2019; and

(b)to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the Notes and to add to or change any of the provisions of the Indenture as necessary to provide for the administration of the Indenture by more than one trustee.
ARTICLE 8
THE TRUSTEE
Section 8.01    Ratification of Indenture. In addition to the provisions set forth in Section 603 of the Base Indenture, subject to the provisions of Section 601 of the Base Indenture:
(a)(a) in no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under the Indenture arising out of or caused by forces beyond its reasonable control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances; and
(b)notwithstanding anything to the contrary contained in the Indenture (as amended or supplemented), the Company, the Trustee and any Paying Agent may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed from principal or interest payments hereunder. The Company, the Trustee and any Paying Agent shall reasonably cooperate with each other and shall provide each other with copies of documents or information reasonably necessary for each of the Company, the Trustee and any such Paying Agent to comply with any withholding tax or tax information reporting obligations imposed on any of them, including any obligations imposed pursuant to an agreement with a governmental authority.
ARTICLE 9
MISCELLANEOUS
Section 9.01    Ratification and Applicability of Indenture. To the extent of any conflict between the provisions of this Fourth Supplemental Indenture and the Base Indenture, the provisions of this Fourth Supplemental Indenture shall control. The provisions of Sections 1302 and 1303 of the Base Indenture shall apply to the Notes (including with respect to Section 6.01 of this Fourth Supplemental Indenture). Except as otherwise provided in Section 1.02 and this Section 9.01, the Base Indenture is in all respects ratified and confirmed, and this Fourth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.
Section 9.02    Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture.

Section 9.03    New York Law to Govern. THIS FOURTH SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.
Section 9.04    Waiver of Jury Trial. EACH OF THE COMPANY, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 9.05    Separability. In case any one or more of the provisions contained in this Fourth Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fourth Supplemental Indenture or of the Notes, but this Fourth Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.
Section 9.06    Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Fourth Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) that is approved by the Trustee, shall constitute effective execution and delivery of this Fourth Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this Fourth Supplemental Indenture as to the parties hereto and may be used in lieu of the original.
Anything in the Indenture, the Notes or this Fourth Supplemental Indenture to the contrary notwithstanding, for the purposes of the transactions contemplated by this Fourth Supplemental Indenture, the Notes and any document to be signed in connection with the Base Indenture, this Fourth Supplemental Indenture or the Notes (including amendments, waivers, consents and other modifications, Officer’s Certificates and Opinions of Counsel and other related documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign) that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

IN WITNESS WHEREOF the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, as of the day and year first written above.

DANAHER CORPORATION

By:	/s/ Matthew R. McGrew
Name:	Matthew R. McGrew
Title:	Executive Vice President and
Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:	/s/ Manjari Purkayastha
Name:	Manjari Purkayastha
Title:	Vice President
[Signature Page to Fourth Supplemental Indenture]

EXHIBIT A
[IF THIS NOTE IS TO BE A GLOBAL SECURITY, INSERT:]
UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC.
DANAHER CORPORATION
2.600% Senior Note due 2050

No.	$
CUSIP: 235851 AV4
ISIN: US235851AV47
Danaher Corporation, a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to ________________, or registered assigns, the principal sum set forth in the Schedule of Increases or Decreases in Note attached hereto on October 1, 2050, and to pay interest thereon from October 6, 2020 or from the immediately preceding Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2021 at the rate of 2.600% per annum, until the principal hereof is paid or made available for payment. Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered on the Security Register at the close of business on the Regular Record Date for such interest, which shall be March 16 or September 15 , whether or not a Business Day, immediately preceding the related Interest Payment Date, except as provided in Section 2.06 of the Fourth Supplemental Indenture.

Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
Payment of the principal of (and premium, if any) and interest on this Note will be made at the office or agency of the Company maintained for that purpose in accordance with the Indenture, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register.
Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.
Dated:

DANAHER CORPORATION

By:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Notes of the series designated therein described in the within-mentioned Indenture.
Dated:
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee
By:
Authorized Signatory

REVERSE OF NOTE
This Note is one of a duly authorized issue of Securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Initial Base Indenture, dated as of December 11, 2007 (herein called the “Initial Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as amended by a Second Supplemental Indenture (the “Second Supplemental Indenture”), dated as of July 1, 2019, between the Company and the Trustee, and as further amended by a Third Supplemental Indenture (the “Third Supplemental Indenture”), dated as of March 30, 2020, between the Company and the Trustee (the Initial Base Indenture, as so amended and supplemented by the Second Supplemental Indenture and the Third Supplemental Indenture, collectively, the “Base Indenture”), as further amended by the Fourth Supplemental Indenture, dated as of October 6, 2020 (herein called the “Fourth Supplemental Indenture,” which term shall have the meaning assigned to it in such instrument, and together with the Base Indenture, herein called the “Indenture”) and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be authenticated and delivered. This Note is one of the series designated on the face hereof initially limited in aggregate principal amount to $1,000,000,000. The Notes are unsecured general obligations of the Company.
1.Optional Redemption
At any time and from time to time prior to April 1, 2050, the Company shall have the right to redeem the Notes, in whole or in part, at its option, at a redemption price equal to the greater of:
(i)100% of the principal amount of the Notes to be redeemed; and
(ii)the sum of the present values of the Remaining Scheduled Payments on the Notes to be redeemed (not including any portion of the payments of interest that will be accrued and unpaid to and including the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 20 basis points, plus accrued and unpaid interest, if any, on the principal amount of the Notes being redeemed to, but excluding, the Redemption Date.
On or after April 1, 2050, the Company shall have the right, at its option, to redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount of the Notes being redeemed to, but excluding, the Redemption Date.
The Company will mail (or send electronically in accordance with applicable Depositary procedures) notice of any redemption to the registered Holders of the Notes to be redeemed not less than 10 nor more than 60 days prior to the Redemption Date. Any notice may, at the discretion of the Company be subject to the satisfaction or waiver of one or more conditions precedent. In that case, the notice shall state the nature of such condition precedent. If the Notes are only partially redeemed pursuant to Section 3.01 of the Fourth Supplemental Indenture, the Notes to be redeemed will be selected by the Trustee in such manner as in its sole discretion it shall deem appropriate and fair, subject to any applicable Depositary procedures.
If money sufficient to pay the redemption price of all of the Notes (or a portion thereof) to be redeemed on the Redemption Date is deposited with the Trustee or Paying Agent on or before the Redemption Date as provided herein and in the Indenture, then on and after such Redemption Date, interest will cease to accrue on such Notes (or such portion thereof) called for redemption.
In the event of redemption of this Note in part only, a new Note or Notes for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.
Neither the Trustee nor any Paying Agent shall have any obligation to calculate any redemption price or any component thereof in respect of the Notes, and the Trustee and each Paying Agent shall be entitled to receive and conclusively rely upon an Officer’s Certificate delivered by the Company that specifies any redemption price.
2.No Other Redemption
Except as set forth in Section 1 of this Note and in Article 3 of the Fourth Supplemental Indenture, the Company may not redeem the Notes prior to the Maturity Date.
3.Change of Control Triggering Event
If a Change of Control Triggering Event occurs, unless the Notes have become redeemable as described in Section 3.01 of the Fourth Supplemental Indenture, Holders of the Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth herein. In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to the date of the consummation of any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company will be required to mail a notice to Holders of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The notice shall, if mailed prior to the date of the consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. The Company must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.02 of the Fourth Supplemental Indenture and this Section 3 of this Note by virtue of such conflicts. On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:
(i)accept for payment all of the Notes, or portions of the Notes, properly tendered pursuant to the Change of Control Offer;
(ii)deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all of the Notes, or portions of the Notes, properly tendered; and
(iii)deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes, or portions of Notes, being repurchased.
The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each such Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.
In addition, the Company will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.
The Trustee shall not be responsible for determining whether a Change of Control Triggering Event or any component thereof has occurred or is continuing.
4.No Sinking Fund
The Notes are not entitled to the benefit of any sinking fund.
5.Defeasance and Discharge
The Indenture contains provisions for defeasance and discharge and for defeasance at any time of certain restrictive covenants and Events of Default with respect to this Note upon compliance with certain conditions set forth in the Indenture.

6.Events of Default
If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.
7.Modification and Waiver
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes, or make any other change that does not adversely affect the rights of any Holder of a Note.
8.Remedies
As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

9.Transfer and Exchange
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
The Notes are issuable only in registered form without coupons in denominations of $2,000 or an integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
10.Governing Law
THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.
11.Defined Terms
All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. As used in this Note, the term “Predecessor Note” shall have the meaning assigned to the term “Predecessor Security” in the Indenture.

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee) and irrevocably appoints agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.
Date:_____________

Signature:

Signature Guarantee:
(Sign exactly as your name appears on the other side of this Note)

SIGNATURE GUARANTEE
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN NOTE
The initial principal amount of this Note is $ . The following increases or decreases in the principal amount of this Note have been made:

Date	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease or increase	Signature of authorized signatory of Trustee